UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Invesco QQQ TrustSM, Series 1

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Join the shareholders modernizing QQQ Over 50% of Invesco QQQ ETF shares have voted to cut expenses BUT WE NEED 51%! As of December 4, more than 50% of Invesco QQQ Trust, Series 1 (QQQ) shareholders have voted FOR Proposals that seek to modernize QQQ. Of the votes received, over 92% have been in favor of the Proposals. Your vote could help get the Proposals to pass at tomorrow’s meeting, but votes must be received before 9:00 a.m. CT tomorrow. QQQ is holding a Special Shareholder Meeting tomorrow and we need your vote to avoid adjourning the meeting to a later date. If the Proposals pass, QQQ will not need to continue the solicitation beyond the Meeting and all outreach will stop! If the Proposals do not pass, we expect the Meeting to be adjourned to Friday, December 19, 2025 at 7:00 a.m. Central Time, meaning two more weeks of outreach and solicitation. Stop the calls, texts and mail by VOTING NOW! If you have already voted some or all of your shares THANK YOU! Your votes are part of the tally and you will not need to revote, even if we the Meeting adjourns to December 19. Regardless of the number of shares you own, please Vote! All proxy materials can be found at: https://proxyvotinginfo.com/p/qqq What are the BENEFITS to you? Lower costs: Enjoy a reduced expense ratio dropping from 0.20% to 0.18%. Greater transparency: Oversight by a majority independent Board. No tax surprises: This change will not trigger any tax consequences for you. What stays the SAME? Same Index: QQQ will continue to track the Nasdaq-100® Index. Same Team: Managed by the same experienced team you trust. How can I vote my shares? Vote by Mail Vote by Internet or Touch Tone Phone If you have any questions or need help voting, please call Invesco’s proxy solicitor, Sodali & Co. Fund Solutions, toll-free at 1-800-886-4839. Hours of Operation: Monday Friday: 10:00 am to 11:00 pm ET Saturday: 12:00 pm to 5:00 pm ET Please Vote Now!